EXHIBIT 10.54
[PNFP Letterhead]
November 24, 2009
Via Hand Delivery
Mr. Robert A. McCabe
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
Dear Mr. McCabe,
Pinnacle Financial Partners, Inc. (the “Company”) has entered into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) pursuant to which the Company is a participant in the Treasury’s Capital Purchase Program (the “CPP”) under the Trouble Asset Relief Program (“TARP”). If the Company ceases at any time to participate in the CPP, this letter shall be of no further force and effect.
In connection with the closing of the Treasury’s investment in the Company under the CPP, you executed a letter agreement (the “Initial Letter”) in which, in consideration of the benefits that you were to receive as a result of the Company’s participation in the CPP, you agreed to certain modifications and limitations on your compensation arrangement with the Company. Subsequent to the closing of the Treasury’s investment in the Company under the CPP, the United States Congress amended the executive compensation limitations applicable to entities participating in the CPP and instructed the Treasury to adopt rules and regulations implementing these modified limitations. On June 10, 2009, the Treasury issued an interim final rule (the “IFR”) providing guidance on these modified compensation provisions. To comply with these modification requirements, and in consideration of the benefits that you will receive as a result of the Company’s continued participation in the CPP, you agree as follows:
(1)	No Golden Parachute Payments. Under the terms of the EESA Restrictions, the Company is prohibited from paying any golden parachute payment to a senior executive officer or any of the next five most highly compensated employees of the Company or the Bank during the TARP Period. Accordingly, the Company is prohibiting any golden parachute payment to you during the TARP Period if you are a senior executive officer or one of the next five most highly compensated employees of the Company or the Bank. Whether you are a senior executive officer or one of the next five most highly compensated employees will be determined by reference to the definitions thereof contained in the IFR, as amended from time to time.

(2)	Recovery of Bonus, Incentive Compensation and Retention Award. Under the terms of the EESA Restrictions, the Company must ensure that any payment that

Mr. Robert A. McCabe
November 24, 2009

is, or is in the nature of a bonus incentive compensation or retention award, made to a senior executive officer or the next twenty most highly compensated employees of the Company or the Bank during the TARP Period is subject to a provision for recovery or “clawback” by the Company if the bonus payment was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other potentially inaccurate performance metric criteria. Accordingly, any bonus, incentive compensation or retention award made to you during the TARP Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements (which includes but is not limited to statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria. Whether you are a senior executive officer or one of the next twenty most highly compensated employees of the Company or the Bank, and thus subject to this clawback provision, will be determined by reference to the definitions thereof contained in the IFR, as amended from time to time.

(3)	Limitation on Bonus, Incentive and Retention Awards. Under the terms of the EESA Restrictions the Company is prohibited from paying or accruing during the TARP Period any payment that is, or is in the nature of, a bonus, incentive compensation or retention award to at least the five most highly compensated employees of the Company or the Bank. Accordingly, for so long as you are one of the five most highly compensated employees of the Company or the Bank or any other employee to which this restriction applies under the IFR, as amended from time to time, except for any bonus payment, incentive compensation or retention award required to be paid to you pursuant to a written employment contract executed on or before February 11, 2009, as such valid employment contracts are determined by the Secretary of the Treasury or his designee, by regulation or otherwise, the Company may not during the TARP Period pay to you or accrue on your behalf any payment that is, or is in the nature of, a bonus, incentive compensation or retention award (as such terms are defined in the IFR, as amended from time to time) except for as permitted under the IFR, as amended from time to time, which permits long-term restricted stock that (i) does not fully vest during the CPP Covered Period; (ii) has a value in an amount that is not greater than 1/3 of the total amount of your annual compensation for the fiscal year in which the award is granted; and (iii) is subject to such other terms and conditions as the Secretary of the Treasury may determine is in the public interest, including the limitations set forth in the IFR, as amended from time to time. Whether you are on of the five most highly compensated employees of the Company or an employee to whom the Company may not pay, or for whom the Company may not accrue, a payment that is, or in the nature of, a bonus, incentive compensation or retention award, will be determined by reference to the IFR, as amended from time to time.

Mr. Robert A. McCabe
November 24, 2009

(4)	Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive, retention and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1), (2) and (3). For reference, certain affected Benefit Plans are set forth in Appendix A to this letter.

In addition, the Company is required to review its Benefit Plans to ensure that they exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the Company during the CPP Covered Period. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

(5)	Definitions and Interpretation. This letter shall be interpreted as follows:
•	“Senior executive officer” means the Company’s “senior executive officers” as defined in the IFR, as amended from time to time.

•	“Golden parachute payment” is used with same meaning as in the IFR, as amended from time to time.

•	“TARP Period” means the period beginning with the Company’s receipt of any financial assistance (as defined in the IFR, as amended from time to time) and ending on the last date upon which an obligation (as defined in the IFR, as amended from time to time) arising from financial assistance remains outstanding (disregarding any warrants to purchase common stock of the Company that the Treasury may hold).

•	“EESA” means the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 20089 (the “ARRA”), and rules, regulations, guidance or other requirements issued thereunder or agreement between the Company and the Treasury with respect thereto, including the IFR, as amended from time to time (the “ESSA Restrictions”).

•	The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). In connection with your delivery of the Initial Letter, you also delivered a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver is deemed to mean the Company as used in this letter.

Mr. Robert A. McCabe
November 24, 2009

•	Provisions (1), (2) and (3) of this letter are intended to, and will be interpreted, administered and construed to comply with Section 111 of EESA and the ESSA Restrictions (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).
(6)	Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of Tennessee. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile or portable document format (“.pdf”) form will be deemed an original signature.

(7)	Replacement of Initial Letter. This letter supersedes and replaces the Initial Letter in its entirety.

Mr. Robert A. McCabe
November 24, 2009

The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.
Yours sincerely,
Pinnacle Financial Partners, Inc.

By:	/s/ Rachel M. West
	Name:	Rachel M. West
	Title:	Chief Human Resources Officer

Mr. Robert A. McCabe
November 24, 2009

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

/s/ Robert A. McCabe
Robert A. McCabe

Date: November 24, 2009

Appendix A
Pinnacle Financial Partners 2004 Equity Incentive Plan, including cash awards thereunder under the 2008 Cash Incentive Plan, and subsequent cash incentive award plans, all stock option awards thereunder, and all restricted share awards thereunder.
Employment Agreement with M. Terry Turner, as amended, dated January 1, 2008.
Employment Agreement with Robert McCabe, Jr., as amended, dated January 1, 2008.
Employment Agreement with Hugh M. Queener, as amended, dated January 1, 2008.
Employment Agreement with Harold R. Carpenter, as amended, dated January 1, 2008.